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                                                                   Exhibit 11(a)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in The Munder Lifestyle Funds Class A and Class B Shares; The Munder Lifestyle Funds Class Y Shares; The Munder Equity Funds Class A, Class B and Class C Shares; The Munder Income Funds Class A, Class B and Class C Shares; The Munder Money Market Funds Class A, Class B and Class C Shares; The Munder Short Term Treasury Fund Michigan Municipal Shares; The Munder Funds Class Y Shares; and The Munder Funds Class K Shares Prospectuses and "Independent Auditors" and "Financial Statements" in The Munder Lifestyle Funds Statement of Additional Information; and The Munder Funds Statement of Additional Information included in Post-Effective Amendment No. 36 to the Registration Statement (Form N-1A, No. 33-54748) of The Munder Funds, Inc.

We also consent to the incorporation by reference into The Munder Lifestyle Funds Statement of Additional Information and The Munder Funds Statement of Additional Information of our reports dated August 14, 1998 with respect to the financial statements and financial highlights of the Munder All-Season Conservative Fund, Munder All-Season Moderate Fund, Munder All-Season Aggressive Fund, Munder Micro-Cap Equity Fund, Munder Multi-Season Growth Fund, Munder Real Estate Equity Investment Fund, Munder Small-Cap Value Fund, Munder Value Fund, Munder International Bond Fund, Munder Short Term Treasury Fund, Munder Money Market Fund and The Munder NetNet Fund portfolios of The Munder Funds, Inc., included in the Annual Reports of The Munder Funds.



                                                               ERNST & YOUNG LLP



October 27, 1998
Boston, Massachusetts